Exhibit 99.1

Veracyte Announces First Quarter 2018 Financial Results

Grew Revenue by 22%, to $20.0 Million

Executed In-Network Contract with Anthem

Company Raises 2018 Annual Revenue Guidance

Conference Call and Webcast Today at 4:30 p.m. ET

SOUTH SAN FRANCISCO, Calif., May 1, 2018 -- Veracyte, Inc. (Nasdaq: VCYT) today announced financial results for the first quarter ended March 31, 2018 and provided an update on recent business progress. For the first quarter of 2018, revenue was $20.0 million, an increase of 22%, compared to $16.4 million for the first quarter of 2017.

“We had a great quarter in which we beat revenue and genomic test volume growth expectations and generated strong momentum across our business,” said Bonnie Anderson, chairman and chief executive officer of Veracyte. “Our team converted the majority of our thyroid business to the next-generation Afirma Genomic Sequencing Classifier, gained in-network status with Anthem and significantly accelerated our Percepta business. Additionally, we unveiled our new, RNA sequencing-based Afirma Xpression Atlas, which positions us to deliver even more value to physicians, while enabling new collaborations - beginning with Loxo Oncology - to help advance precision medicine efforts.”

First Quarter 2018 Financial Results

For the first quarter of 2018, as compared to the first quarter of 2017:

•	Revenue was $20.0 million, an increase of 22%;

•	Genomic Volume was 6,864, an increase of 18%;

•	Gross Margin was 61%, a decline of 1%;

•	Operating Expenses, Excluding Cost of Revenue were $21.1 million, an increase of 20%;

•	Net Loss and Comprehensive Loss was ($9.2) million, an increase of 12%;

•	Basic and Diluted Net Loss Per Common Share was ($0.27), an increase of 13%;

•	Cash Burn[1] was $7.6 million, an improvement of 8%; and

•	Cash and Cash Equivalents was $27.2 million at March 31, 2018.
___________________________
1A reconciliation of net cash used in operating activities to cash burn has been provided in the financial statement tables included in this press release. An explanation of cash burn is also included below under the heading “Non-GAAP Financial Measures.”

First Quarter 2018 and Recent Business Highlights

Commercial Growth:

•
Reported 6,864 genomic tests in the first quarter of 2018, representing 18% growth as compared to the first quarter of 2017, and transitioned approximately 70% of the company’s thyroid business to the next-generation Afirma Genomic Sequencing Classifier (GSC), ahead of plan; and

•	Doubled the number of institutions that submitted samples for Percepta testing in the first quarter of 2018, compared to the fourth quarter of 2017.

Reimbursement Expansion:

•
Executed an in-network contract with Anthem, an independent Blues plan and one of the nation’s largest health benefits companies. This achievement nearly completes Veracyte’s contracting efforts to make the Afirma classifier available to patients nationally as an in-network service.

Evidence Development:

•
Presented the first real-world clinical utility data for the Afirma GSC at ENDO 2018 demonstrating that the genomic test enabled significantly more patients to avoid unnecessary thyroid surgery, compared to the original Afirma test;

•
Published the INTENSITY study in BMC Pulmonary Medicine, quantifying the challenges of obtaining an IPF diagnosis and the resulting negative impact on patients - and underscoring the clinical need for the Envisia classifier; and

•
Received acceptance of an abstract for a validation study demonstrating the performance of the Afirma Xpression Atlas to be presented at the American Association of Clinical Endocrinologists’ (AACE) 27th Annual Scientific & Clinical Congress in May 2018.

Scientific Innovation:

•
Unveiled the Afirma Xpression Atlas, an extension of the Afirma GSC, at ENDO 2018 in an oral presentation detailing the RNA sequencing-based platform’s ability to derive rich genomic content - 761 DNA variants and 130 RNA fusions in over 500 genes that are associated with thyroid cancer - from thyroid fine needle aspiration samples; and

•
Entered into a research collaboration with Loxo Oncology, which will leverage Veracyte’s Afirma Xpression Atlas platform to advance Loxo Oncology’s development of therapies for patients with genetically defined cancers, including thyroid cancer.

Updated 2018 Financial Outlook
Veracyte is increasing its 2018 annual revenue guidance to $83 million to $86 million, from its prior guidance of $81 million to $83 million. The company reiterates its annual cash burn guidance of $18 million to $22 million.

Conference Call and Webcast Details

Veracyte will host a conference call and webcast today at 4:30 p.m. Eastern Time to discuss the company's financial results and provide a general business update. The call may be accessed as follows:

Veracyte First Quarter 2018 Conference Call 4:30 p.m. ET Today
Website:	http://investor.veracyte.com
Dial-in number (U.S.):	(855) 541-0980
International Number:	(970) 315-0440
Conference ID:	8389069

The webcast replay will be available on the company's website approximately two hours following completion of the call.

About Veracyte

Veracyte (Nasdaq: VCYT) is a leading genomic diagnostics company that is providing trustworthy and actionable answers that fundamentally improve patient care when current diagnostic tests are uncertain. The company's products uniquely combine genomic technology, clinical science and machine learning to provide answers that give physicians and patients a clear path forward without risky, costly surgery that is often unnecessary. Since its founding in 2008, Veracyte has commercialized three genomic tests, which are transforming the diagnosis of thyroid cancer, lung cancer and idiopathic pulmonary fibrosis and collectively target a $2 billion market opportunity. Veracyte is based in South San Francisco, California. For more information, please visit www.veracyte.com and follow the company on Twitter (@veracyte).

Veracyte, Afirma, Percepta, Envisia, the Veracyte logo, and the Afirma logo are trademarks of Veracyte, Inc.

Forward-Looking Statements
This press release contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by words such as: "anticipate," "intend," "plan," "expect," "believe," "should," "may," "will" and similar references to future periods. Examples of forward-looking statements include, among others, our belief that we have a strong foundation in place to drive revenue growth, our beliefs regarding momentum in our business and potential drivers of future growth, our expectations regarding full-year 2018 revenue and cash burn, our introduction of our Afirma Xpression Atlas platform, our expectations regarding our ability to receive Medicare reimbursement and expand commercialization of our Envisia Genomic Classifier, our expectations for the continued expansion in the commercialization of Percepta and our ability to drive revenue growth across our endocrinology and pulmonology franchises. Forward-looking statements are neither historical facts nor assurances of future performance. Instead, they are based only on our current beliefs, expectations and assumptions regarding the future of our business, future plans and strategies, anticipated events and trends, the economy and other future conditions. Forward-looking statements involve risks and uncertainties, which could cause actual results to differ materially, and reported results should not be considered as an indication of future performance. These risks and uncertainties include, but are not limited to our history of losses since inception; our ability to enhance the performance of our Afirma classifier; our ability to successfully transition to our next-generation Afirma Genomic Sequencing Classifier; the performance and acceptance of our Percepta and Envisia classifiers; our ability to increase usage of and reimbursement for the Afirma and Percepta classifiers and to obtain adequate reimbursement for our Envisia classifier, as well as any future products we may develop or sell; our ability to continue our momentum and growth; our dependence on a few payers for a significant portion of our revenue; and other risks set forth in the company's filings with the Securities and Exchange Commission, including the risks set forth in the company's Quarterly Report on Form 10-Q for the quarter ended March 31, 2018. These forward-looking statements speak only as of the date hereof and Veracyte specifically disclaims any obligation to update these forward-looking statements.

Non-GAAP Financial Measures
To supplement our consolidated financial statements prepared in accordance with generally accepted accounting principles in the United States (GAAP), we monitor and consider cash burn, which is a non-GAAP financial measure. This non-GAAP financial measure is not based on any standardized methodology prescribed by GAAP and is not necessarily comparable to similarly-titled measures presented by other companies. We define cash burn as net cash used in operating activities plus net capital expenditures, such as net purchases of property and equipment. We believe cash burn to be a liquidity measure that provides useful information to management and investors about the amount of cash consumed by the operations of the business, including our purchases of property and equipment. A limitation of using this non-GAAP measure is that cash burn does not represent the total change in cash and cash equivalents for the period because it excludes cash provided by or used for other investing and financing activities. We account for this limitation by providing information about our capital expenditures and other investing and financing activities in the statements of cash flows in our financial statements in our most recent Quarterly Report on Form 10-Q and Annual Report on Form 10-K and by presenting cash flows from investing and financing activities in our reconciliation of cash burn. In addition, it is important to note that other companies, including companies in our industry, may not use cash burn, may calculate cash burn in a different manner than we do or may use other financial measures to evaluate their performance, all of which could reduce the usefulness of cash burn as a comparative measure.

Because of these limitations, cash burn should not be considered in isolation from, or as a substitute for, financial information prepared in accordance with GAAP. Investors are encouraged to review the reconciliation of cash burn to net cash used in operating activities provided in the tables below.

VERACYTE, INC.
CONDENSED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS
(Unaudited)
(In thousands of dollars, except share and per share amounts)

	Three Months Ended March 31,
	2018	2017
Revenue	$20,041	$16,432
Operating expenses:
Cost of revenue	7,867	6,297
Research and development	3,675	4,030
Selling and marketing	11,543	7,336
General and administrative	5,644	6,019
Intangible asset amortization	267	267
Total operating expenses	28,996	23,949
Loss from operations	(8,955)	(7,517)
Interest expense	(448)	(800)
Other income, net	226	100
Net loss and comprehensive loss	$(9,177)	$(8,217)
Net loss per common share, basic and diluted	$(0.27)	$(0.24)
Shares used to compute net loss per common share, basic and diluted	34,271,254	33,823,889

VERACYTE, INC.
CONDENSED BALANCE SHEETS
(In thousands)

	March 31, 2018	December 31, 2017
	(Unaudited)	(1)
Assets
Current assets:
Cash and cash equivalents	$27,152	$33,891
Accounts receivable	13,198	12,716
Supplies inventory	4,557	5,324
Prepaid expenses and other current assets	2,142	1,997
Total current assets	47,049	53,928
Property and equipment, net	9,215	9,688
Finite-lived intangible assets, net	12,800	13,067
Goodwill	1,057	1,057
Restricted cash	603	603
Other assets	466	326
Total assets	$71,190	$78,669
Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$3,356	$3,853
Accrued liabilities	8,483	8,175
Total current liabilities	11,839	12,028
Long-term debt	25,016	24,938
Capital lease liability, net of current portion	233	308
Deferred rent, net of current portion	4,094	4,170
Total liabilities	41,182	41,444
Total stockholders’ equity	30,008	37,225
Total liabilities and stockholders’ equity	$71,190	$78,669

(1) The condensed balance sheet at December 31, 2017 has been derived from the audited financial statements at that date included in the Company's Form 10-K filed with the Securities and Exchange Commission dated February 27, 2018.

VERACYTE, INC.
Condensed Statements of Cash Flows
(Unaudited)
(In thousands of dollars)
	Three Months Ended March 31,
	2018	2017
Operating activities
Net loss	$(9,177)	$(8,217)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	980	902
Stock-based compensation	1,175	1,572
Other income	(93)	—
Amortization of debt issuance costs	8	26
Interest on end-of-term debt obligations	70	—
Changes in operating assets and liabilities:
Accounts receivable	(482)	(369)
Supplies inventory	767	32
Prepaid expenses and current other assets	(239)	(244)
Other assets	(140)	7
Accounts payable	(510)	528
Accrued liabilities and deferred rent	228	(2,323)
Net cash used in operating activities	(7,413)	(8,086)
Investing activities
Purchases of property and equipment	(227)	(615)
Proceeds from sale of property and equipment	—	440
Net cash used in investing activities	(227)	(175)
Financing activities
Proceeds from the issuance of common stock in a public offering, net of costs	—	200
Proceeds from legal settlement regard short swing profits	403	—
Payment of capital lease liability	(71)	(66)
Proceeds from the exercise of common stock options and employee stock purchases	569	414
Net cash provided by financing activities	901	548
Net decrease in cash, cash equivalents and restricted cash	(6,739)	(7,713)
Cash, cash equivalents and restricted cash at beginning of period	34,494	59,942
Cash, cash equivalents and restricted cash at end of period	$27,755	$52,229
Supplementary cash flow information of non-cash investing and financing activities:
Purchases of property and equipment included in accounts payable and accrued liabilities	$56	$—
Interest paid on debt	$356	$770

CASH, CASH EQUIVALENTS AND RESTRICTED CASH
(Unaudited)
(In thousands of dollars)
	March 31, 2018	December 31, 2017
Cash and cash equivalents	$27,152	$33,891
Restricted cash in long term assets, deposit for lease security	603	603
Total cash, cash equivalents and restricted cash	$27,755	$34,494

RECONCILIATION OF NET CASH USED IN OPERATING ACTIVITIES TO CASH BURN
(Unaudited)
(In thousands of dollars)
	Three Months Ended March 31,
	2018	2017
Net cash used in operating activities	$(7,413)	$(8,086)
Plus purchases of property and equipment	(227)	(615)
Less proceeds from the sale of property and equipment	—	440
Cash burn	$(7,640)	$(8,261)
Net cash used in investing activities	$(227)	$(175)
Net cash provided by financing activities	$901	$548

#  #  #

Media:
Tracy Morris
650-380-4413
tracy.morris@Veracyte.com

Investors:
Keith Kennedy
650-243-6371
keith@veracyte.com